

THE ROAD BACK.

CITIZENS & NORTHERN CORPORATION

2010 annual highlights

Meeting Shareholder Expectations

2010 Earnings: **17.6** million

2010 Return on Average Assets: **1.44%**

2010 Return on Average Equity: **12.69%**



THE ROAD BACK.

Our Corporate Profile:

Citizens & Northern Corporation is a bank holding company with assets exceeding $1.3 billion and is headquartered in Wellsboro, PA. Banking services are provided by its subsidiary, Citizens & Northern Bank, from 26 banking offices in Bradford, Cameron, Lycoming, McKean, Potter, Sullivan and Tioga Counties in Pennsylvania and Steuben County in New York.

Investment and insurance products are offered through Citizens & Northern Bank's subsidiary, C&N Financial Services Corp. Trust services are offered by Citizens & Northern Bank through the C&N Trust and Financial Management Group.

Citizens & Northern Corporation stock trades on the NASDAQ Capital Market Securities under the symbol CZNC.

Citizens & Northern Corporation officers include: Charles H. Updegraff, Jr., chairman, president and chief executive officer; Mark A. Hughes, treasurer; and Jessica R. Brown, corporate secretary.

Citizens & Northern Bank is the market leader in the eight counties it serves. The bank's market area includes the rich Marcellus Shale Gas Play, offering immeasurable opportunity for long-term growth.



PRESIDENT'S MESSAGE.

I am pleased to report that 2010 was a record year for Citizens & Northern Corporation as we surpassed a number of milestones.

C&N reported the highest net income in our history of $17,581,000 in 2010 compared to a net loss of $40,763,000 in 2009. While our net interest margin after provision for loan losses was $1,162,000 lower, due mainly to an increased provision for loan losses of $511,000, we were able to attain the record earnings by eliminating the impact of losses from available-for-sale securities that hindered 2009 earnings, a $2,442,000 reduction in other expenses and an $896,000 increase in non-interest income.



> C&N reported the highest net income in our history of $17,581,000 in 2010.

The reduction in other expenses is the cumulative result of our re-structuring efforts of 2007 and 2008 and an organizational commitment to closely monitor expenses. Our efficiency ratio has improved from 71.73% at the end of 2006 to 52.73% at the end of 2010. Non-interest income saw significant increases of $655,000 for net gains from sales of loans, $340,000 for interchange revenue from debit cards and $213,000 from trust and financial management revenue. Our improved earnings have been recognized by the equity market and our stock price moved from $9.54 per share at the end of 2009 to $14.86 at the end of 2010, an increase of 55.77%. Also, we have been able to gradually increase the quarterly dividend while maintaining a strong capital position.

Total assets remained relatively unchanged over the past year. A deleveraging of the balance sheet over the past year has resulted in the reduction of borrowed funds (excluding customer repurchase agreements) by $52,747,000. Historically low investment yields precipitated management's decision to deleverage the balance sheet. Loan demand was sluggish at the beginning of 2010 but gained momentum during the last two quarters resulting in an increase in net loans of $8,558,000. Deposits grew 8.4% during 2010 and marked the first year that total deposits exceeded $1 billion. Though our provision for loan losses increased in 2010, our asset quality remains strong with nonperforming assets being only .92% of total assets.

> Deposits grew 8.4% during 2010 and marked the first year that total deposits exceeded $1 billion.

Continued Page 3

PRESIDENT'S MESSAGE.

From Page 2

A major accomplishment for the corporation was the successful redemption of $26,440,000 of preferred stock that had been purchased by the U. S. Treasury Department under the Troubled Asset Relief Program (TARP). As a result of the redemption, C&N recorded accelerated discount accretion of $607,000 during the third quarter. Subsequent to the redemption, C&N repurchased the warrant issued to the U. S. Treasury Department which was issued in connection with participation in the TARP Capital Purchase Program for $400,000. The warrant had been exercisable to acquire 194,794 shares of the Corporation's common stock at a price of $20.36 per share.

Also, to increase brand awareness and efficiency, we merged First State Bank, formerly a wholly owned bank subsidiary located in New York State, into Citizens & Northern Bank. Citizens & Northern Bank now has 26 offices located in seven Pennsylvania counties and one New York county.

In my message to shareholders last year I stated, "We expect that future earnings will be higher than reported in 2009 and that they will return to levels to which our shareholders have become accustomed." The Board of Directors, officers and employees of C&N have been vigilant in our pursuit of accomplishing that goal. We should build on the success of 2010 and use it as a stepping stone to greater accomplishments.

2011 presents many new challenges for management. The recently enacted Dodd-Frank Regulatory Reform legislation threatens non-interest income, particularly overdraft protection income and interchange fees, and places additional compliance burden upon the bank at a yet unknown cost. Management will be proactive to re-structure product offerings to minimize the loss of non-interest income and will cost shift to the extent possible to offset additional regulatory expense.

On behalf of the Board of Directors, officers and employees we solicit your continued support as we work to enhance shareholder value and fulfill our mission.

Charles H. Updegraff, Jr.
Chairman, President and
Chief Executive Officer



Net income/loss available to common shareholders
In thousands


11,986
10,424
10,059
(40,763)
17,581
06
07
08
09
10

Total shareholders' equity
In thousands


129,888
137,781
122,026
152,410
138,944
06
07
08
09
10

Total assets
In thousands


1,127,368
1,283,746
1,281,637
1,321,795
1,316,588
06
07
08
09
10

Deposits
In thousands


760,349
838,503
864,057
926,789
1,004,348
06
07
08
09
10

Gross loans
In thousands


687,501
735,941
743,544
721,011
730,411
06
07
08
09
10

Cash dividends declared per share
In thousands


0.96
0.96
0.96
0.72
0.39
06
07
08
09
10



Contact us

Client Contact Center	1-877-838-2517
Internet Banking	1-877-838-2517
Telephone Banking	1-877-622-5526
C&N Financial Services	
Wellsboro	1-866-ASK-CNFS
Coudersport	814-274-1929
On the Web:	
www.cnbankpa.com	

Trust and Financial Management Group

Wellsboro	1-800-487-8784
Sayre	1-888-760-8192
Towanda	1-888-987-8784
Williamsport	1-866-732-7213
Canisteo	607-698-4295
Coudersport	814-274-1929


BUTTER'S HOMES
BUTTER'S HOMES

Butters Homes, located in Mansfield, has been in the business of helping their neighbors realize the dream of home ownership since 1978. Owners Dale and Cheryl Fuller are shown with C&N Electronic Banking Team Leader Brandy Allen.

Quarterly Share Data

Trades of the Corporation's stock are executed through various brokers who maintain a market in the Corporation's stock. The Corporation's stock is listed on NASDAQ Capital Market Securities with the trading symbol CZNC. The following tables show the approximate high and low sales price of the common stock during 2010 and 2009:

2010

	High	Low	Dividend Declared per Quarter
First Quarter	$12.95	$8.76	$0.08
Second Quarter	$13.86	$10.70	$0.09
Third Quarter	$13.30	$10.15	$0.10
Fourth Quarter	$15.84	$12.45	$0.12

2009

	High	Low	Dividend Declared per Quarter
First Quarter	$20.94	$14.06	$0.24
Second Quarter	$22.46	$16.46	$0.24
Third Quarter	$22.06	$14.50	$0.24
Fourth Quarter	$15.14	$8.15	$0.00



Common Stock and Per Share Data Per common Share (1)

	2010	2009	2008	2007	2006
Basic earnings per share	$1.45	($4.40)	$1.12	$1.19	$1.42
Diluted earnings per share	$1.45	($4.40)	$1.12	$1.19	$1.42
Cash dividends declared per share	$0.39	$0.72	$0.96	$0.96	$0.96
Stock dividend	None	None	None	1%	1%
Book value per share at period end	$11.43	$10.46	$13.66	$15.34	$15.51
Tangible book value at period-end	$10.42	$9.43	$12.22	$13.85	$15.13
Weighted average common shares outstanding - basic	12,131,039	9,271,869	8,961,805	8,784,134	8,422,495
Weighted average common shares outstanding - diluted	12,131,039	9,271,869	8,983,300	8,795,366	8,448,169

(1) All share and per share data have been restated to give effect to stock dividends.


CANDLEWOOD
SUITES

Bruce Smithgall, right, C&N commercial loan officer in Williamsport, with clients KJ and Karen Singh, owners of Fairfield Inn, Candlewood Suites and Best Western in Williamsport Pa.

Five-year summary of operations

Income Statement - (in thousands)

	2010	2009	2008	2007	2006
Interest and fee income	$ 62,114	$ 67,976	$ 74,237	$ 70,221	$ 64,462
Interest expense	19,245	24,456	31,049	33,909	30,774
Net interest income	42,869	43,520	43,188	36,312	33,688
Provision for loan losses	1,191	680	909	529	672
Net interest income after provision for loan losses	41,678	42,840	42,279	35,783	33,016
Noninterest income excluding securities (gains/ losses) and gains from sale of credit card loans	13,917	13,021	13,140	10,440	7,970
Net impairment losses recognized in earnings from available-for-sale securities	(433)	(85,363)	(10,088)	0	0
Realized gains on available-for-sale securities	1,262	1,523	750	127	5,046
Gain from sale of credit card loans	0	0	0	0	340
Noninterest expense	31,569	34,011	33,703	33,283	31,614
Income (loss) before income tax provision (credit)	24,855	(61,990)	12,378	13,067	14,758
Income tax provision (credit)	5,800	(22,655)	2,319	2,643	2,772
Net Income (loss)	19,055	(39,335)	10,059	10,424	11,986
U.S. Treasury preferred dividends	1,474	1,428	0	0	0
Net Income (loss) available to common shareholders	$ 17,581	$(40,763)	$ 10,059	$ 10,424	$ 11,986

Balance Sheet at Year-End - (in thousands)

	2010	2009	2008	2007	2006
Available-for-sale securities	$443,956	$396,288	$419,688	$432,755	$356,665
Gross loans	730,411	721,011	743,544	735,941	687,501
Allowance for loan losses	9,107	8,265	7,857	8,859	8,201
Assets	1,316,588	1,321,795	1,281,637	1,283,746	1,127,368
Deposits	1,004,348	926,789	864,057	838,503	760,349
Borrowings	166,908	235,471	285,473	300,132	228,440
Stockholders' equity	138,944	152,410	122,026	137,781	129,888
Common stockholders' equity, (excluding preferred stock)	138,944	126,661	122,026	137,781	129,888



Mortgage Specialist Stacey Sickler, right, meets with mortgage clients Dayton and Carolyn Handrick.

Five-year summary of operations

Average Balance Sheet - (in thousands)

	2010	2009	2008	2007	2006
Total assets	$1,326,145	$1,296,086	$1,280,924	$1,178,904	$1,134,689
Earnings assets	1,205,608	1,208,280	1,202,872	1,090,035	1,055,103
Gross loans	723,318	728,748	743,741	729,269	662,714
Deposits	965,615	886,703	847,714	812,255	750,982
Stockholders' equity	150,133	141,787	130,790	138,669	131,082

Key Ratios

	2010	2009	2008	2007	2006
Return on average assets	1.44%	-3.03%	0.79%	0.88%	1.06%
Return on average equity	12.69%	-27.74%	7.69%	7.52%	9.14%
Average equity to average assets	11.32%	10.94%	10.21%	11.76%	11.55%
Net interest margin (1)	3.81%	3.84%	3.77%	3.51%	3.42%
Efficiency (2)	52.73%	57.22%	57.59%	68.39%	71.73%
Cash dividends as a % of diluted earnings per share	26.90%	NM	85.71%	80.67%	67.61%
Tier 1 leverage	9.17%	9.86%	10.12%	10.91%	11.22%
Tier 1 risk-based capital	15.78%	16.70%	13.99%	15.46%	16.51%
Total risk-based capital	17.08%	17.89%	14.84%	16.52%	17.87%
Tangible common equity/tangible assets	9.71%	8.72%	8.61%	9.79%	11.27%

NM= Not a meaningful ratio

(1) Rates of return on tax exempt securities and loans are calculated on a fully-taxable equivalent basis.

(2) The efficiency ratio is calculated by dividing total noninterest expense by the sum of net interest income (including income from tax-exempt securities and loans on a fully-taxable equivalent basis) and noninterest income excluding securities (losses/gains and gains from sale of credit card loans.



The Towanda School District utilizes all of C&N's specialized cash management services. Business office personnel are shown with Sue Harvey, Cash Management relationship manager, second from right. Towanda School District staff includes, from left, Karen Phillips, Pauline Watkins, Valerie Miller, Business Manager Doreen Secor and Shari Williams. The district encompasses five schools in Bradford County.

Quarterly Financial Data

The following table presents summarized financial data for 2010 (unaudited, in thousands, except per share)

2010 Quarter Ended

	March 31	June 30	Sept. 30	Dec. 31
Interest income	$ 15,733	$ 15,386	$ 15,495	$ 15,500
Interest expense	5,260	5,036	4,639	4,310
Net interest income	10,473	10,350	10,856	11,190
Provision for loan losses	207	76	189	719
Net interest income after provision for loan losses	10,266	10,274	10,667	10,471
Other income	3,548	3,314	3,575	3,480
Net gains on available-for-sale securities	58	319	388	64
Other expenses	7,997	7,757	8,095	7,720
Income before income tax provision	5,875	6,150	6,535	6,295
Income tax provision	1,437	1,281	1,671	1,411
Net income	4,438	4,869	4,864	4,884
U.S. Treasury preferred dividends	373	372	729	0
Net income available to common shareholders	$ 4,065	$ 4,497	$ 4,135	$ 4,884
Net income per share - basic	$ 0.34	$ 0.37	$ 0.34	$ 0.40
Net income per share - diluted	$ 0.34	$ 0.37	$ 0.34	$ 0.40

The following table presents summarized financial data for 2009 (unaudited, in thousands, except per share)

2009 Quarter Ended

	March 31	June 30	Sept. 30	Dec. 31
Interest income	$ 17,571	$ 17,341	$ 16,808	$ 16,256
Interest expense	6,606	6,164	6,016	5,670
Net interest income	10,965	11,177	10,792	10,586
(Credit) provision for loan losses	(173)	93	634	126
Net interest income after provision for loan losses	11,138	11,084	10,158	10,460
Other income	2,844	3,140	3,374	3,663
Net (losses) on available-for-sale securities	(16,679)	(18,995)	(47,848)	(318)
Other expenses	8,716	9,244	8,369	7,682
(Loss) income before income tax provision	(11,413)	(14,015)	(42,685)	6,123
Income tax (credit) provision	(4,388)	(5,284)	(14,491)	1,508
Net (loss) income	(7,025)	(8,731)	(28,194)	4,615
U.S. Treasury preferred dividends	309	373	373	373
Net (loss) income available to common shareholders	($7,334)	($9,104)	($28,567)	$ 4,242
Net (loss) income per share - basic	($0.82)	($1.01)	($3.17)	$ 0.42
Net (loss) income per share - diluted	($0.82)	($1.01)	($3.17)	$ 0.42

Trust and Financial Management Group

Five-Year Comparison (In thousands)

	2010	2009	2008	2007	2006
Assets	$ 608,843	$ 605,062	$ 550,496	$ 659,193	$ 517,775
Revenue	$ 3,475	$ 3,262	$ 3,443	$ 3,440	$ 2,409

The composition of Trust assets under management and accounts as of December 31, 2010, 2009 and 2008 follow:

Accounts (in thousands)

	2010	2009	2008
Pension/profit sharing	$ 239,310	$ 216,478	$ 185,647
Investment management	172,373	190,611	190,726
Trusts	127,614	115,831	96,851
Custody	64,668	77,997	70,807
Estates	3,563	3,025	767
Guardianships	1,315	1,120	5,698
Total	**$ 608,843**	**$ 605,062**	**$ 550,496**

Investments (in thousands)

Mutual funds	$ 289,827	$ 270,235	$ 189,670
Bonds	115,474	134,604	146,946
Stocks	130,669	99,650	99,147
Savings and money market funds	68,051	94,446	109,281
Miscellaneous	2,840	3,996	3,724
Real estate	1,007	1,600	1,076
Mortgages	975	531	602
Total	**$ 608,843**	**$ 605,062**	**$ 550,496**

C&N Trust Officer Larry Alderson of Sayre discusses options with Client Ron Prados, a retired chemist and former lab director and technical manager at Dupont in Towanda. Ron volunteers his time serving on the Institutional Review Board for research at Guthrie, as a soccer coach for Sayre and a judge for the Scholarship Challenge. Ron finds working with the C&N Trust and Financial Management Group a time-saver for him and says the staff does a great job taking care of his investments.



2010 Board of Directors

Citizens & Northern Corporation
Citizens & Northern Bank

Dennis F. Beardslee
Owner, Terrace Lanes Bowling Center

R. Robert DeCamp
President, Patterson Lumber Co., Inc. (Emeritus)

Jan E. Fisher
EVP/COO, Laurel Health System

R. Bruce Haner
Auto buyer for new car dealers

Susan E. Hartley
Attorney at law

Karl W. Kroeck
Farmer (Emeritus)

Leo F. Lambert
President/GM, Fitzpatrick & Lambert, Inc.

Edward L. Learn
Former owner, Learn Hardware and Building Supply

Raymond R. Mattie
President, M&S Conversion Co., Inc.

Edward H. Owlett, III
President and CEO, Putnam Company

Leonard Simpson
Attorney at law and Sullivan County DA

James E. Towner
General Manager, The Times Tribune

Ann M. Tyler
CPA, Ann M. Tyler CPA, PC

Charles H. Updegraff, Jr.
C&N chairman, president and CEO

2010 Executive Team

Dawn A. Besse, EVP and chief credit officer
Harold F. Hoose, III, EVP and director of lending
Mark A. Hughes, EVP and chief financial officer
George M. Raup, EVP and chief information officer
Thomas L. Rudy, Jr., EVP and director of branch delivery
Deborah E. Scott, EVP, trust division director
Charles H. Updegraff, Jr., chairman, president and CEO

MetalKraft Industries representatives meet with Carl Chambers, second from left, C&N western regional commercial team leader and Ryan Satalin, back, C&N business development specialist. Representing MetalKraft are, from left, Nate Singer, Glenn Poirier, and Aaron Singer. Located in Wellsboro, MetalKraft is a family-owned and operated company producing precision metal parts for clients throughout the world.



2010 Advisory Boards

We are grateful to our Advisory Board members, who serve as our liaisons with the communities we serve. They provide us with valuable counsel and insight.

Athens and Sayre
Warren J. Croft, Mark Elsbree, Max P. Gannon, Jr., R. Bruce Haner, Susan E. Hartley, Dr. Edward Jones, Wayne E. Lowery, Virginia L. Reap, David Rosenbloom, Mary Theresa Sullivan, L. Joseph Tomasso, Jr.

Canisteo and Hornell
Carl Chase, William Hatch, Karl Kroeck, Harold Miller, Linda Ordway, Brian Schu.

Coudersport
Edwin H. Corey, Joseph F. Costa, Patrice D. Levavasseur, Robert C. Smith, Michael Wetzel, Jr.

Dushore and Laporte
Linda Etzel, Ronald A. Gutosky, Leo F. Lambert, Kerry A. Meehan, William B. Saxe, Leonard Simpson, Brenda Whiteley.

East Smithfield
Thomas G. Furman, Sandra McNeal, James G. Wilcox.

Elkland
Lynette Burrous, Mary C. Heitzenrater, Mark R. Howe, John C. Kenyon, Edward L. Learn.

Emporium
Peter Fragale, Edwin W. Tompkins, III, Kimberlea Whiting.

Jersey Shore
Thomas F. Charles, Debra R. Martin, Melanie McLane, David A. Schall.

Knoxville
Brian Bicksler, L. Grant Gehman, Karl W. Kroeck, William W. Roosa, Amy Wherley.

Liberty
Joan Blackwell, Lyle R. Brion, Lawrence J. Connolly, James H. Route, Jr., Ray E. Wheeland.

Mansfield
Kelly Ingerick, David Kurzejewski, Larry Mansfield, Joseph R. Maresco.

Muncy
James R. Fetter, Jr., Thomas D. Hess, Roger D. Jarrett, Dawn Myers.

Old Lycoming
John Confer, Stacy Elliott, Karen Maseto, Louis "Terry" Waldman.

Port Allegany
P. Gregory Buchanan, Madelyn Farber, Edwin M. Schott, Michael Wetzel, Jr.

Ralston
Courtney Baker, William W. Brooks, III, Stephen L. Davis, Ronald Roan.

Tioga
Lisa Cook, Dirk D'Haene, C. Frederick LaVancher, Leisa L. LaVancher.

Towanda and Monroeton
Gary Baker, James A. Bowen, W. John Greenland, James E. Parks, Jeffrey A. Smith, Mark W. Smith.

Troy
Dennis F. Beardslee, Roy W. Cummings, Jr., J. Robert Garrison, William Holmes, Gregory W. Powers, Evan S. Williams, Jr.

Wellsboro
Donald R. Abplanalp, Todd Coolidge, Robert F. Cox, Jr., R. Robert DeCamp, Craig Eccher, Jan E. Fisher, Scott Lewis, Edward H. Owlett, III.

Williamsport
Stacy Elliott, Daniel Mathers, Raymond Mattie, Frank G. Pellegrino, Ann M. Tyler.

Wysox
Robert L. Fulmer, Gary Hennip, Debra S. Kithcart, James E. Towner, Walter E. Warburton, Jr.



2010 Retirements and Service Awards

In 2010, Citizens & Northern recognized 42 employees for a combined 690 years of service to your financial institution. All service award recipients were honored at luncheons hosted by Charles H. Updegraff, Jr., C&N chairman, president and CEO. Receiving service awards during the past year were:

35 Years

Peggy Brown, operations manager, East Smithfield
Nola Gross, operations manager, Coudersport
Rosalie Hall, operations manager, Troy
Carol Scranton, CSR, Wellsboro

30 Years

Mark Miller, network administrator, Wellsboro MIS
Teresa Mitchell, staff accountant, Wellsboro
Joan Rohe, staff accountant, Towanda

20 Years

Lynette Burrous, branch manager, Elkland
Lynn Errico, accounts payable, Wellsboro
Audrey Graham, teller, Elkland
Kathleen Heimbach, CSR, Troy
Janet Saxe, CSR, Dushore
Brenda Whiteley, branch manager, Dushore

15 Years

Karen Blackwell, loan processor, Wellsboro
Patricia Church, teller, Elkland
Joanna Mason, teller, Emporium
Kimberlea Whiting, branch manager, Emporium
Diane Wilson, mortgage specialist, Wellsboro

10 Years

Courtney Baker, branch manager, Ralston
Janis Bartlett, teller, Muncy
Michelle Bentley, teller, Athens
Dawn Besse, EVP, Credit Administration, Wellsboro
Kimberly Brown, operations manager, Sayre
Roberta Dieffenbach, teller, Wellsboro
Mark Elsbree, branch manager, Sayre
Mark Hughes, EVP, chief financial officer, Wellsboro
Stacey Keener, CSR, Sayre
Melanie Kellogg, senior teller, Athens
Laura Losinger, CSR, Knoxville
Denise Mattison, account services, Wellsboro
Philip Prough, Trust/CNFS, Wellsboro
Thomas Rudy, Jr., EVP branch delivery, Wellsboro
Jennifer Schultz, Trust, Sayre
Dawn Shoemaker, senior teller, Dushore
Janelle Tombs, credit analyst, Wellsboro
Michael Wetzel, branch manager, Coudersport
Janice Wilcox, MIS, Wellsboro
Ruth Wilkinson, Human Resources, Wellsboro
Fawn Wolfe, Client Contact Center, Wellsboro

Three employees retired in 2010 with a combined 26 years of service. They were:
Linda Covert, Trust Support Specialist in Wellsboro, 13 years
Barbara D. Smith, Trust Administrator in Emporium, 7 years
Betty M. Thornton, Human Resource Clerk, 6 years
We wish them all a long and happy retirement.



Do-It-Yourself
36"x 52"

Paula Jones, left, co-owner of Hall's Homes & Lumber, meets with Chrissi Copp, C&N cash management relationship manager. Hall's, located in Tioga, PA, is a family-run business offering a complete line of Western and work wear, hardware and building materials, excavating and residential, commercial and industrial building and remodeling materials.

Stockholder inquiries

A copy of the Corporation's Annual Report Form 10K for the year ended December 31, 2010, as required to be filed with the Securities and Exchange Commission, will be furnished to any stockholder without charge upon written request to the Corporation's treasurer at our principal office at P.O. Box 58, Wellsboro, PA 16901.

The information is also available through the Citizens & Northern Bank website at www.cnbankpa.com and the website of the Securities and Exchange Commission at www.sec.gov.

This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Investor information

The Annual Meeting of Shareholders will be held at the Arcadia Theatre, 50 Main Street in Wellsboro, PA at 2:00 p.m. Tuesday, April 19, 2011.

General shareholder inquiries should be sent to Citizens & Northern Corporation, 90-92 Main Street, P.O. Box 58, Wellsboro, PA 16901.

Our Stock Transfer Agent is: American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038. Telephone: 800-278-4353.

Our independent auditors are: ParenteBeard, LLC. 400 Market Street, Williamsport, PA 17701.

Our offices

Athens	428 South Main Street
Canisteo	3 Main Street
Coudersport	10 North Main Street
Dushore	111 West Main Street
East Smithfield	563 Main Street
Elkland	104 Main Street
Emporium	135 East Fourth Street
Hornell	6250 County Route 64
Jersey Shore	230 Railroad Street
Knoxville	102 East Main Street
Laporte	514 Main Street
Liberty	4534 Williamson Trail
Mansfield	1085 South Main Street
Monroeton	612 James Monroe Avenue
Muncy	3461 Route 405 Highway
Old Lycoming	1510 Dewey Avenue
Port Allegany	100 Maple Street
Ralston	24 Thompson Street
Sayre	1827 Elmira Street
South Williamsport	2 East Mountain Avenue
Tioga	41 Main Street
Towanda	428 Main Street
Troy	Court House Square
Wellsboro	90-92 Main Street
Williamsport	130 Court Street
Wysox	1467 Golden Mile Road

Toll-free:
1-877-838-2517

Our Client Contact Center
is available to help you
Monday-Friday,
8 a.m.-5 p.m.
and Saturday
8:30 a.m.-Noon.



Patty Groover, C&N's Client Contact Center team leader, answers a customer call. Client Contact Center bankers, all located in the Wellsboro C&N administration building, can help customers with calls concerning funds inquiries, balance and transaction information, stop payment requests, check and statement copies, product information, deposit rates, check orders, Visa Check Card inquiries, branch and ATM locations, Internet and Telephone Banking support.



Meeting Shareholder Expectations

2010 Earnings: **17.6** million

2010 Return on Average Assets: **1.44%**

2010 Return on Average Equity: **12.69%**



THE ROAD BACK.

CITIZENS & NORTHERN CORPORATION

2010 annual highlights

Member FDIC